UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            Predictive Systems, Inc.
                            ------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    74036W102
                                    ---------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 9 pages

CUSIP NO.    74036W102                 13G
--------------------------------------------------------------------------------

1.    Name of Reporting Person                    General Atlantic Partners, LLC
      S.S. or I.R.S. Identifica-
      tion No. of Above Person

--------------------------------------------------------------------------------

2.    Check the Appropriate Box                                  (a) [X]
      if a Member of a Group                                     (b) [_]

--------------------------------------------------------------------------------

3.    S.E.C. Use Only

--------------------------------------------------------------------------------

4.    Citizenship or Place of Organization                       Delaware

--------------------------------------------------------------------------------

Number of Shares         (5) Sole Voting Power                   0
Beneficially             (6) Shared Voting Power                 6,880,006
Owned by Each            (7) Sole Dispositive Power              0
Reporting Person         (8) Shared Dispositive Power            6,880,006

--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

            6,880,006

--------------------------------------------------------------------------------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares                                                     [_]

--------------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row 9            29.7%

--------------------------------------------------------------------------------

12.   Type of Reporting Person                                   00

--------------------------------------------------------------------------------


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                                                               Page 3 of 9 pages

CUSIP NO.    74036W102                 13G
--------------------------------------------------------------------------------

1.    Name of Reporting Person                General Atlantic Partners 54, L.P.
      S.S. or I.R.S. Identifica-
      tion No. of Above Person

--------------------------------------------------------------------------------

2.    Check the Appropriate Box                                  (a) [X]
      if a Member of a Group                                     (b) [_]

--------------------------------------------------------------------------------

3.    S.E.C. Use Only

--------------------------------------------------------------------------------

4.    Citizenship or Place of Organization                       Delaware

--------------------------------------------------------------------------------

Number of Shares         (5) Sole Voting Power                   0
Beneficially             (6) Shared Voting Power                 6,880,006
Owned by Each            (7) Sole Dispositive Power              0
Reporting Person         (8) Shared Dispositive Power            6,880,006

--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

            6,880,006

--------------------------------------------------------------------------------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares                                                     [_]

--------------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row 9            29.7%

--------------------------------------------------------------------------------

12.   Type of Reporting Person                                   PN

--------------------------------------------------------------------------------

                                                               Page 4 of 9 pages

CUSIP NO.    74036W102                 13G
--------------------------------------------------------------------------------

1.    Name of Reporting Person                General Atlantic Partners 57, L.P.
      S.S. or I.R.S. Identifica-
      tion No. of Above Person

--------------------------------------------------------------------------------

2.    Check the Appropriate Box                                  (a) [X]
      if a Member of a Group                                     (b) [_]

--------------------------------------------------------------------------------

3.    S.E.C. Use Only

--------------------------------------------------------------------------------

4.    Citizenship or Place of Organization                       Delaware

--------------------------------------------------------------------------------

Number of Shares         (5) Sole Voting Power                   0
Beneficially             (6) Shared Voting Power                 6,880,006
Owned by Each            (7) Sole Dispositive Power              0
Reporting Person         (8) Shared Dispositive Power            6,880,006

--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

            6,880,006

--------------------------------------------------------------------------------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares                                                     [_]

--------------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row 9            29.7%

--------------------------------------------------------------------------------

12.   Type of Reporting Person                                   PN

--------------------------------------------------------------------------------

                                                               Page 5 of 9 pages

CUSIP NO.    74036W102                 13G
--------------------------------------------------------------------------------

1.    Name of Reporting Person                GAP Coinvestment Partners II, L.P.
      S.S. or I.R.S. Identifica-
      tion No. of Above Person

--------------------------------------------------------------------------------

2.    Check the Appropriate Box                                  (a) [X]
      if a Member of a Group                                     (b) [_]

--------------------------------------------------------------------------------

3.    S.E.C. Use Only

--------------------------------------------------------------------------------

4.    Citizenship or Place of Organization                       Delaware

--------------------------------------------------------------------------------

Number of Shares         (5) Sole Voting Power                   0
Beneficially             (6) Shared Voting Power                 6,880,006
Owned by Each            (7) Sole Dispositive Power              0
Reporting Person         (8) Shared Dispositive Power            6,880,006

--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

            6,880,006

--------------------------------------------------------------------------------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares                                                     [_]

--------------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row 9            29.7%

--------------------------------------------------------------------------------

12.   Type of Reporting Person                                   PN

--------------------------------------------------------------------------------

                                                               Page 6 of 9 pages

CUSIP No. 74036W102

                                  SCHEDULE 13G

          This Schedule 13G is filed by the undersigned with respect to the shares of common stock, par value $.001 per share (the "Common Stock"), of Predictive Systems, Inc. (the "Company").


Item 1.      (a)   Name of Issuer

             Predictive Systems, Inc.

             (b)   Address of Issuer's Principal Executive Offices

             145 Hudson Street
             New York, New York 10013

Item 2.      (a)   Names of Persons Filing

             General Atlantic Partners, LLC ("GAP")
             General Atlantic Partners 54, L.P. ("GAP 54")
             General Atlantic Partners 57, L.P. ("GAP 57")
             GAP Coinvestment Partners II, L.P. ("GAPCO II" and, together with GAP, GAP 54 and GAP 57, the "Reporting Persons")

             (b)   Address of Principal Business Office

             c/o General Atlantic Service Corporation
             3 Pickwick Plaza
             Greenwich, CT 06830

             (c)   Citizenship

             GAP -- Delaware
             GAP 54 -- Delaware
             GAP 57 -- Delaware
             GAPCO II -- Delaware

             (d)   Title of Class of Securities

             Common Stock, par value $.001 per share (the "Shares")

             (e)   CUSIP Number

             74036W102

Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b).

                                                               Page 7 of 9 pages

CUSIP No. 74036W102

Item 4. As of December 31, 1999, GAP, GAP 54, GAP 57 and GAPCO II owned of record no Shares, 5,350,441 Shares, 349,918 Shares and 1,179,647 Shares, respectively, or 0.0%, 23.1%, 1.5% and 5.1%, respectively, of the issued and outstanding Shares. The general partner of GAP 54 and GAP 57 is GAP. The managing members of GAP are Steven A. Denning, Peter L. Bloom, David C. Hodgson,
          William O. Grabe, William E. Ford, Clifton S. Robbins and
          Franchon M. Smithson (collectively, the "GAP Managing Members").
          The GAP Managing Members are the general partners of GAPCO II.
          By virtue of the fact that the GAP Managing Members are also the general partners authorized and empowered to vote and dispose of the securities held by GAPCO II, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares which each of them owns of record. Accordingly, as of December 31, 1999, each of the Reporting Persons may be deemed to own beneficially an aggregate of 6,880,006 Shares or 29.7% of the issued and outstanding Shares. Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 6,880,006 Shares that may be deemed to be owned beneficially by each of them.

Item 5.   Ownership of Five Percent or Less of a Class

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          See Item 4.

Item 7. Identification and Classification of Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          See Item 4.

Item 9.   Notice of Dissolution of Group

          Not applicable.

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                                                               Page 8 of 9 pages

CUSIP No. 74036W102


Item 10.  Certification

          Not applicable.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                               Page 9 of 9 pages

CUSIP No. 74036W102

                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2000

                       GENERAL ATLANTIC PARTNERS, LLC

                       By:  /s/ Thomas J. Murphy
                            -----------------------------
                            Name: Thomas J. Murphy
                            Title:  Attorney-in-Fact


                      GENERAL ATLANTIC PARTNERS 54, L.P.

                      By: GENERAL ATLANTIC PARTNERS, LLC
                          its General Partner

                          By:  /s/ Thomas J. Murphy
                               --------------------------
                               Name: Thomas J. Murphy
                               Title: Attorney-in-Fact


                      GENERAL ATLANTIC PARTNERS 57, L.P.

                      By: GENERAL ATLANTIC PARTNERS, LLC
                          its General Partner

                          By:  /s/ Thomas J. Murphy
                               --------------------------
                               Name: Thomas J. Murphy
                               Title: Attorney-in-Fact


                      GAP COINVESTMENT PARTNERS II, L.P.

                      By:   /s/ Thomas J. Murphy
                            -----------------------------
                           Name: Thomas J. Murphy
                           Title: Attorney-in-Fact

                         GENERAL ATLANTIC PARTNERS, LLC
                                3 Pickwick Plaza
                               Greenwich, CT 06830

                                                               December 22, 1999

                                POWER OF ATTORNEY
                                -----------------

         The undersigned, General Atlantic Partners, LLC, a Delaware limited liability company, with its principal office at 3 Pickwick Plaza, Greenwich, Connecticut, United States of America (the "Limited Liability Company"), by its Executive Managing Member, Steven A. Denning, a U.S. citizen, of full legal age, domiciled at 16 Khakum Drive, Greenwich, CT 06831, hereby constitutes and appoints Thomas J. Murphy, a U.S. citizen, of full legal age, domiciled at 221 Old King's Highway North, Darien, CT 06820, its true and lawful attorney-in-fact and agent, in any and all capacities, to execute and deliver any and all documents and instruments and to make any governmental filings on behalf of the Limited Liability Company as fully to all intents and purposes as a Managing Member of the Limited Liability Company might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done. This power of attorney shall expire on December 31, 2000.

                                  GENERAL ATLANTIC PARTNERS, LLC


                                  By   /s/ Steven. A. Denning
                                       -------------------------
                                       Steven A. Denning
                                       Executive Managing Member


STATE OF Connecticut)
                      :ss
COUNTY OF Fairfield)


         On the 22nd day of December 1999, before me personally came Steven A. Denning, to me known, and known to me to be the individual described in, and who executed the foregoing document, and he acknowledged to me that he executed the same.


/s/ Sheila Hughes                      Notary Public
----------------------
Sheila Hughes

                       GAP COINVESTMENT PARTNERS II, L.P.
                                3 Pickwick Plaza
                               Greenwich, CT 06830

                                                               December 22, 1999

                                POWER OF ATTORNEY
                                -----------------

         The undersigned, GAP Coinvestment Partners II, L.P., a Delaware limited partnership, with its principal office at 3 Pickwick Plaza, Greenwich, Connecticut, United States of America (the "Partnership"), by its Managing General Partner, Steven A. Denning, a U.S. citizen, of full legal age, domiciled at 16 Khakum Drive, Greenwich, CT 06831, hereby constitutes and appoints Thomas
J. Murphy, a U.S. citizen, of full legal age, domiciled at 221 Old King's Highway North, Darien, CT 06820, its true and lawful attorney-in-fact and agent, in any and all capacities, to execute and deliver any and all documents and instruments and to make any governmental filings on behalf of the Partnership as fully to all intents and purposes as a General Partner of the Partnership might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done. This power of attorney shall expire on December 31, 2000.

                                  GAP COINVESTMENT PARTNERS II, L.P.


                                  By   /s/ Steven. A. Denning
                                       -------------------------
                                       Steven A. Denning
                                       Managing General Partner


STATE OF Connecticut)
                      : ss.
COUNTY OF Fairfield)


         On the 22nd day of December 1999, before me personally came Steven A. Denning, to me known, and known to me to be the individual described in, and who executed the foregoing document, and he acknowledged to me that he executed the same.


/s/ Sheila Hughes                      Notary Public
----------------------
Sheila Hughes